Exhibit 99.1

News Release

Hi-Crush Partners LP Files 2018 10-K

HOUSTON, February 19, 2019 - Hi-Crush Partners LP (NYSE: HCLP), "Hi-Crush" or the "Partnership", today announced that it has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 with the Securities and Exchange Commission. A copy of this 10-K is available on Hi-Crush’s website at www.hicrush.com in the Investors-SEC Filings section.

The Partnership has also made its 2018 Annual Letter from the CEO available on Hi-Crush’s website at www.hicrush.com in the Investors section.  Hi-Crush unitholders may receive hard copies of these documents free of charge upon request by emailing ir@hicrush.com or by calling (713) 980-6270.

About Hi-Crush

Hi-Crush is a fully integrated, strategic provider of proppant and logistics solutions to the North American petroleum industry. We provide mine-to-wellsite logistics services that optimize proppant supply to customers in all major oil and gas basins in the United States, and own and operate multiple frac sand mining facilities and in-basin terminals. Our PropStream® service, offering both container- and silo-based wellsite delivery and storage systems, provides the highest level of flexibility, safety and efficiency in managing the full scope and value of the proppant supply chain.  Visit HiCrush.com.

No Solicitation

This communication relates to the proposed conversion of the Partnership from a Delaware limited partnership to a Delaware corporation (the "Conversion"). This communication is for informational purposes only and does not constitute a solicitation of any vote or approval, in any jurisdiction, pursuant to the Conversion or otherwise.

Important Additional Information

In connection with the Conversion, the Partnership has filed with the Securities and Exchange Commission (the "SEC") a proxy statement. The Conversion will be submitted to Partnership’s unitholders for their consideration. The Partnership may also file other documents with the SEC regarding the Conversion. The definitive proxy statement will be sent to the unitholders of the Partnership. This document is not a substitute for the proxy statement that will be filed with the SEC or any other documents that the Partnership may file with the SEC or send to unitholders of the Partnership in connection with the Conversion. INVESTORS AND SECURITY HOLDERS OF THE PARTNERSHIP ARE URGED TO READ THE PROXY STATEMENT THAT HAS BEEN FILED REGARDING THE CONVERSION AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE CONVERSION AND RELATED MATTERS.

Investors and security holders are able to obtain free copies of the proxy statement and all other documents filed or that will be filed with the SEC by the Partnership through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by the Partnership will be made available free of charge on the Partnership’s website at www.hicrush.com, under the heading "Investors," or by directing a request to Investor Relations, Hi-Crush Partners LP, 1330 Post Oak Blvd., Suite 600, Houston, TX 77056, Tel. No. (713) 980-6270.

Participants in the Solicitation

The Partnership is managed and operated by the board of directors and executive officers of its general partner, Hi-Crush GP LLC (our "General Partner"). The Partnership, our General Partner and our General Partner’s directors and executive officers may be deemed to be participants in the solicitation of proxies in respect to the Conversion.

Information regarding our General Partner’s directors and executive officers is contained in the Partnership’s Annual Report on Form 10-K for the 2018 fiscal year filed with the SEC on February 19, 2019, and certain of its Current Reports on Form 8-K. You can obtain a free copy of these documents at the SEC’s website at http://www.sec.gov or by accessing the Partnership’s website at www.hicrush.com.

Investors may obtain additional information regarding the interests of those persons and other persons who may be deemed participants in the Conversion by reading the proxy statement regarding the Conversion. You may obtain free copies of this document as described above.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "should," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "hope," "plan," "estimate," "anticipate," "could," "believe," "project," "budget," "potential," "likely," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the SEC, including those described under Item 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2018 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation, claims or assessments, including unasserted claims; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; difficulty collecting receivables; statements regarding the Conversion; descriptions of our operations and anticipated future performance following the Conversion; and the risk that we may be unable to obtain unitholder approval for the Conversion or achieve expected benefits of the Conversion, or that it may take longer than expected to achieve those benefits. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Caldwell Bailey, Lead Investor Relations Analyst
Marc Silverberg, ICR
ir@hicrush.com
(713) 980-6270